EXHIBIT 10.18

C O N F I D E N T I A L

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is

made and entered into by and between Tyme Technologies, Inc. (the “Company”) and Giuseppe Del Priore (“Employee”). Employee and the Company shall be referred to herein as the “Parties” or, each separately, a “Party.”

WHEREAS, Employee is employed by the Company;

WHEREAS, the Parties have agreed that Employee’s employment with the Company shall end on the Separation Date (as defined below); and

WHEREAS, Employee and the Company wish to agree on matters relating to the end of Employee’s employment with the Company, on the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and fully intending to be legally bound hereby, Employee and the Company AGREE as follows:

1.Separation Date. Employee’s employment with the Company shall permanently and irrevocably conclude as of March 31, 2021 (the “Separation Date”). As of the Separation Date, Employee shall be deemed to have relinquished and resigned from all titles and positions of any nature that Employee holds or has ever held with the Company, its affiliates and subsidiaries, or any other entity with respect to which the Company has requested Employee to perform services, to the extent Employee ever held such titles and positions. Employee will be paid all compensation due with respect to the pay period that includes the Separation Date in the same manner as Employee’s salary was paid prior to the Separation Date.

2.Separation Benefits. In consideration of this Agreement, if Employee signs this Agreement within the 14-day consideration period described in Section 16 below, and provided that Employee does not breach this Agreement, the Company shall provide the following separation benefits:

a.The Company shall provide, as severance pay, three hundred eighteen thousand, seven-hundred and fifty dollars ($318,750) (the “Severance Payment”), paid in installments over a period of nine (9) months (the “Severance Period”) at the same times and in the same manner as Employee’s base salary was paid prior to the Separation Date. Notwithstanding the foregoing, in no event shall the Company commence making the Severance Payment prior to Employee’s execution of this Agreement. Any missed installments of the Severance Payment shall be made on the first pay date that occurs at least five business days after Employee’s execution of this Agreement. You agree that the additional compensation to be paid under this Agreement is due solely from the Company and that Insperity has no obligation to pay the additional compensation, even though the payment may be processed through Insperity.

b.Provided that Employee timely elects to continue his (and, to the extent applicable, his spouse and dependents’) participation in the health plan in which Employee participated prior to the Separation Date pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA Coverage”), the Company will, during the Severance Period, continue to pay the portion of Employee’s premium cost for health insurance benefits at the same rate as for active employees of the Company (such monthly Company premium contribution amount, the “Company Contribution Amount”). Following the end of the Severance Period, Employee may continue to participate in the Company’s health plan as permitted by the terms of that plan and applicable law; provided, however, that any such continued participation shall be at Employee’s sole cost. Notwithstanding the foregoing, in the event that Employee becomes covered under another employer’s group health plan before the end of the Severance Period, the Company shall have no obligation to pay the Company Contribution Amount during the period that Employee is covered.

3.Return of Documents and Things.

a.Within five days after the complete execution of this agreement, Employee shall send to the Company any and all Company property, records, papers, emails, documents and writings, in whatever form (including electronic form), in

Employee’s possession, custody, or control, including all such materials contained on Employee’s personal phone, laptop, computer and other electronic devices. Employee understands and agrees that the Company may inspect Employee’s personal electronic devices for the purposes of obtaining and removing any Company property contained thereon, and upon the Company’s written request he agrees to provide same to the Company.

b.To return Company property that is in electronic form (including all Company documents and materials stored on Employee’s personal devices), the Company will provide a secure file transfer link for Employee’s use. To return any other Company property in physical form, please request a shipping label from Barbara Galaini at the Company.

4.Representations and Warranties. Employee acknowledges, represents and warrants that, other than the payments described in Section 2 above, Employee has received payment in full of all of the compensation, benefits and/or payments of any kind due to Employee from the Company and its affiliates and subsidiaries (or any of them), including all wages, bonuses, equity, stock options, expense reimbursements, payments to benefit plans, and any other payment under a plan, program, practice, promise, or arrangement of the Company and its subsidiaries and affiliates. Employee understands and agrees that, except as provided herein, Employee is not entitled to any additional compensation or benefits from the Company or any of the other Released Parties (as defined below), including severance or separation payments.

5.Release.

a.In consideration of the promises contained herein and intending to be legally bound, Employee, for Employee, Employee’s heirs, executors, administrators, successors, assigns, and legal and personal representatives, hereby unconditionally and irrevocably remises, releases, and forever discharges the Company and Insperity PEO Services, L.P. (“Insperity”); each of their subsidiaries, investors, and any other affiliated or related entities; and each of all such entities’ respective current and former officers, directors, shareholders, benefit plans, members, agents, employees, and attorneys

(collectively, the “Released Parties”) from any and all claims, causes of action, liabilities, obligations, controversies, damages, lawsuits, debts, demands, costs, charges and/or expenses (including attorneys’ fees and costs) of any nature whatsoever, asserted or unasserted, known or unknown, suspected or unsuspected, that Employee ever had, now has or hereafter may have against the Company, Insperity or any of the other Released Parties that arose at any time regarding any matter up to and including the date Employee executes this Agreement. Without in any way limiting the generality of the foregoing, Employee specifically acknowledges and agrees that the claims released herein include, to the maximum extent permitted by law, (i) all discrimination, retaliation, whistleblower, and wrongful termination claims; (ii) all claims arising under any federal, state or local statute, ordinance, or regulation, including but not limited to the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the New York State Human Rights Law, the New York State Labor Law (including but not limited to payment of wages, discrimination, retaliation, and failure to comply with the New York State Worker Adjustment and Retraining Notification Act), Section 125 of New York’s Workers’ Compensation Law, the New York State Civil Rights Law, and the New York State Corrections Law, the New York City Human Rights Law, and the New York City Earned Safe and Sick Time Act, and any other employee-protective law of any jurisdiction that may apply, each as amended; (iii) all claims arising under any agreement or contract ; (iv) all claims arising under any common law, including any claims for breach of any implied or express contract, wrongful discharge, constructive discharge, defamation, unjust enrichment, or negligent or intentional infliction of emotional distress; and (v) all claims arising out of or relating in any way to Employee’s employment with the Released Parties, the termination of that employment, Employee’s compensation arrangements or equity holdings, and all attorneys’ fees and costs. Notwithstanding the foregoing, Employee does not release the Released Parties from any claims that may arise

(x) under this Agreement or (y) after the date of Employee’s execution of this Agreement.

b.Subject to Section 17 below, Employee agrees to the fullest extent permitted by law that neither Employee nor any person or entity on Employee’s behalf shall commence, maintain or prosecute any lawsuit, complaint, action or proceeding of any kind against the Released Parties with respect to any claim or potential claim that is released by Sections 5(a) above.

6.No Other Claims or Proceedings. Employee warrants, covenants, and represents that Employee has not heretofore assigned or transferred or purported to assign or transfer to any person any of the claims released in this Agreement. Employee also warrants, covenants, and represents that, as of the date of Employee’s execution of this Agreement, neither Employee nor anyone acting on Employee’s behalf has made or filed any lawsuit, complaint, charge, action or proceeding against any Released Party with any federal, state, or local court, agency or authority, or any other regulatory authority.

7.Non-Disparagement. Employee confirms that, subject to Section 17 below, Employee shall not, at any time in the future, disparage or otherwise make statements, electronic, oral or written, that would adversely affect the reputation of the Company or any of the other Released Parties, including to actual or potential customers of the Company or its affiliates, Company vendors or other business partners, the press, or on social media. Notwithstanding the foregoing, this Section shall not prohibit Employee from making truthful statements as required by applicable law (e.g., in response to a subpoena or where otherwise compelled to testify).

8.Confidentiality. Except as otherwise required by applicable law and subject to Section 17 below, Employee shall keep the existence and terms of this Agreement strictly confidential, and Employee shall not disclose the terms or any information concerning this Agreement to any person or entity, except that Employee may disclose the terms of this Agreement to Employee’s immediate family members and Employee’s current or future attorneys, accountants, tax advisors, and outplacement counselors (if any), each of whom shall have first agreed to be bound by this confidentiality provision.

9.Confidentiality of Business Information. Employee acknowledges and agrees that, during Employee’s employment with the Company, Employee had access to and became acquainted with Confidential Information (as defined below). Employee covenants and agrees that Employee will not at any time, except as required by law (e.g., in response to a lawful subpoena or order of a court of competent jurisdiction), directly or indirectly, use, disclose to any third party, or make available to any third party any Confidential Information. “Confidential Information” means all of the confidential, trade secret, and proprietary information of the Company, including but not limited to know-how, ideas, business plans, pricing information, the identity of and any information concerning customers and suppliers, scientific information and data, production methods and sources, marketing and sales information, information received from others that any member of the Company is obligated to treat as confidential, and any other technical, operating, clinical, financial and other business information that has commercial value, relating to any member of the Company, its business, potential business, operations or finances, or the business of the Company’s customers, which Employee has acquired or developed knowledge of in the course of Employee’s dealing with the Company.

10.Non-Solicitation. Employee agrees that for twelve (12) months following the Separation Date, Employee shall not, directly or indirectly, alone or in combination with any other firm, partnership, company, corporation or person, (a) employ, offer employment to, or otherwise attempt to hire, as an employee, consultant, independent contractor or otherwise, any individual who is employed or engaged by the Company or had been engaged or employed by the Company during the immediately prior three months (or assist any other individual or entity to take any such action); (b) solicit, persuade or encourage any individual who is employed or engaged by the Company to terminate Employee’s employment with or engagement by the Company (or assist any other individual or entity to take any such action); (c) solicit or attempt to solicit competitive business from, or any competitive business relationship with, any client, investor or strategic partner of the Company with whom Employee had contact, or about which Employee had Confidential Information, during and because of Employee’s employment with the Company; or (d) otherwise adversely influence or alter, or attempt to adversely influence or alter any relationship between the Company and any client, investor or strategic partner of the Company, as applicable.

11.Breach. Upon Employee’s breach of this Agreement, including Sections 3 (return of documents and things), 4 (representations and warranties), 7 (non-disparagement), 8 (confidentiality), 9 (confidentiality of business information), 10 (non-solicitation), or 13 (cooperation), in addition to such other remedies as may be available at law or in equity, (a) the Company shall be entitled to cease immediately, without further obligation, providing the Severance Payment, to the extent not yet completed, and (b) Employee shall repay the Company the full amount of those portions of the Severance Payment already provided to Employee, in all cases with this Agreement otherwise remaining in full force and effect.

12.Non-Admission. Employee agrees that the payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by the Company and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability or obligation.

13.Cooperation. At all times in the future, Employee shall cooperate with the Company in any administrative or other matters with which Employee was involved while employed by the Company, and in any internal investigation, administrative, regulatory or judicial proceeding or any dispute with a third party. Employee’s cooperation may include being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company pertinent information, and turning over to the Company all relevant documents which are or may come into Employee’s possession. Employee understands that in the event the Company asks for Employee’s cooperation in accordance with this provision, the Company will reimburse Employee for reasonable expenses incurred by Employee in providing such cooperation.

14.Taxes. All payments referenced in this Agreement shall be less all tax and other authorized deductions and withholdings, and the Company shall have the power to withhold from (and thereby reduce) any payments due to Employee under this Agreement.

15.Knowing and Voluntary Waiver. Employee acknowledges that Employee has carefully reviewed this Agreement and that Employee enters into it knowingly and voluntarily. Employee understands and acknowledges that the release provided in this Agreement is in exchange for consideration that is in addition to anything to which Employee is already entitled and that, by this Section, the Company has advised Employee to consult with an attorney of

Employee’s choosing prior to executing this Agreement. Employee acknowledges that neither the Company, Insperity, their affiliates and subsidiaries, nor any of their employees,

representatives or attorneys have made any representations or promises concerning the terms or effects of this Agreement other than those contained herein.

16.Consideration Period. Employee acknowledges that Employee has been given a period of at least 14 days within which to consider the Agreement, and the Parties agree that any changes to any prior draft of this Agreement, whether material or immaterial, have not re-started the running of this period.

17.Non-Interference. For clarity, the Company confirms that nothing in this Agreement – including in the Confidentiality, Non-Disparagement, and Release Sections – is intended to prevent, impede or interfere with Employee’s right, without notice to the Company, to (a) file a charge or complaint with any agency which enforces anti-discrimination, workplace safety, securities, or other laws; (b) communicate with, cooperate with or provide truthful information to any governmental agency, or participate in any government investigation; (c) testify truthfully in any court or administrative proceeding; or (d) receive and retain any monetary award from a government administered whistleblower award program for providing information directly to a government agency. However, Employee understands that by signing this Agreement, Employee has waived any and all rights to recover any money from the Company or any other Released Parties, other than the Severance Payment and other benefits described in Section 2 above.

18.Options. With respect to Employee’s outstanding stock options to acquire shares of capital stock in or issued by the Company (the “Options”), Employee acknowledges and agrees that the terms of Employee’s Nonqualified Option Agreement by and between Employee and the Company (the “Option Agreement”) and the Company’s 2015 Equity Incentive Plan (the “Equity Plan”) shall govern the treatment of such Options. For the avoidance of doubt, any Options that are unvested as of the Separation Date shall be immediately forfeited as of the Separation Date, and Employee’s rights in such unvested Options shall thereupon lapse and expire.

19.Interpretation and Governing Law. This Agreement will be governed by and construed according to the laws of the State of New Jersey. The Parties irrevocably hereby submit to the exclusive jurisdiction and venue of the state and federal courts located within New Jersey in any action or proceeding brought with respect to or in connection with this Agreement. Each Party hereby waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder in such courts.

20.Headings/Counterparts. The headings of the sections in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions of this Agreement. This Agreement may be executed in two or more counterparts, and facsimile or emailed signature pages shall be treated the same as those with original signatures.

21.Entire Agreement; Amendments. This Agreement constitutes the entire agreement between Employee and the Company with respect to the subject matter hereof, and they supersede all prior or contemporaneous agreements or understandings; provided, however that all post-separation obligations applicable to Employee, including as set forth in the Equity

Plan, the Option Agreement remain in full force and effect. Amendments to this Agreement shall not be effective unless they are in writing signed by Employee and the Chief Executive Officer of the Company. No waiver by any Party at any time of any breach by the other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the Parties or from any failure by any Party to assert its rights hereunder on any occasion or series of occasions.

BY SIGNING THIS AGREEMENT, GIUSEPPE DEL PRIORE ACKNOWLEDGES THAT HE DOES SO VOLUNTARILY AFTER CAREFULLY READING AND FULLY UNDERSTANDING EACH PROVISION AND ALL OF THE EFFECTS OF THIS AGREEMENT, WHICH INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND RESTRICTS FUTURE LEGAL ACTION AGAINST TYME TECHNOLOGIES, INC AND OTHER RELEASED PARTIES.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed this Agreement.
GIUSEPPE DEL PRIORE /s/ Giuseppe Del Priore/ Date: 4/12/2021	TYME TECHNOLOGIES, INC. By:/s/ Richard Cunningham/ Date: 4/12/2021 Name: Richard Cunningham Title: CEO